                                                             Exhibit 99.26(d)(4)

WAIVER OF CHARGES AGREEMENT
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the waiver of monthly charges on this policy if the insured becomes totally and permanently disabled. To qualify, you must give us timely notice and evidence satisfactory to us that the insured's total disability:

   (1) commenced while this policy and agreement were in force, and
   (2) commenced after the policy anniversary nearest the insured's age 18 but before the policy anniversary nearest the insured's age 60, and
   (3) was continuous for six months or more.

WHAT IS "TOTAL" DISABILITY?

Total disability is a disability resulting from an accidental injury or a disease that requires the care of a licensed physician and continuously prevents the insured from engaging in an occupation. During the first 24 months of total disability "occupation" means the insured's regular occupation. After 24 months it means any occupation for which the insured is reasonably fitted by education, training or experience.

Also, the insured's total and irrecoverable loss of:

   (1) the sight of both eyes, or
   (2) the use of both hands, or
   (3) the use of both feet, or
   (4) the use of one hand and one foot, or
   (5) hearing or speech,

will be considered total disability even if the insured engages in an occupation.

WHAT IS "PERMANENT" DISABILITY?

Total disability will be considered permanent only after it has existed continuously for at least six months.

WHAT CHARGES WILL BE WAIVED?

After we approve the claim, we will waive the following monthly charges shown in the schedule in the policy data pages, based on the insured's age at the time disability began. The charges are: the Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, a Cash Extra Charge, the Mortality and Expense Risk Charge and Additional Agreements Charge.

HOW LONG WILL WE WAIVE CHARGES?

As long as the insured remains disabled, we will waive charges on a monthly basis to the insured's age 121.

WHAT HAPPENS WHEN WE WAIVE CHARGES?

After we approve your claim, we will waive monthly charges from that date until the date the insured recovers.

OUR WAIVER OF THE MONTHLY CHARGES WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN INFORCE. IF THE POLICY ACCUMULATION VALUE IS INSUFFICIENT TO COVER THE POLICY LOAN INTEREST, YOU WILL BE REQUIRED TO MAKE A LOAN REPAYMENT ON ANY OUTSTANDING POLICY LOAN DURING THE INSURED'S DISABILITY IN ORDER TO KEEP THE POLICY INFORCE.

While we are waiving charges during the insured's disability, we will not permit any policy changes.

WHAT IF THE INSURED RECOVERS FROM THE DISABILITY?

We will no longer waive any charges on this policy due after the insured recovers and will resume sending notices for the planned premium.

ARE THERE ANY LIMITATIONS?

We will not waive any charges if the insured's total disability results directly from an act of war while the insured is serving in the military, naval or air forces of any country at war, declared or undeclared.

If our waiver of monthly charges would cause your policy to be classified as a modified endowment contract under the Code, or to be disqualified as life insurance under Section 7702 of the Code, we will limit the amount of charges we waive to avoid those results.

WHEN MUST WE BE NOTIFIED?

We must receive written notice of the insured's total disability at our home office while the insured is living and totally disabled, and not later than one year after the termination of this agreement, and within one year after onset of disability.

However, the failure to give this notice within the time provided will not invalidate the claim if it is shown that notice was given as soon as reasonably possible.

WHAT PROOF WILL BE REQUIRED?

You must furnish proof satisfactory to us that the insured is totally and permanently disabled as defined in this agreement before we will waive charges. We will from time to time also require additional proof satisfactory to us that the insured continues to be totally and permanently disabled. We may also require the insured to submit to one or more physical examinations at our expense. However, we will not require a physical examination more frequently than once a year if the total disability has continued for two years.

07-919  Waiver of Charges Agreement             Minnesota Life Insurance Company

WHAT IS THE COST?

The monthly charge for this agreement is shown on the policy data pages.

WHEN IS THIS AGREEMENT INCONTESTABLE?

This agreement is subject to the incontestability provision in this policy. However, the contestable period for this agreement will be measured from the effective date of this agreement.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

   (1) the date this policy is surrendered or terminated; or
   (2) the date we receive your written request to cancel this agreement; or
   (3) the policy anniversary nearest the insured's 60th birthday.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.


/s/ Dennis E. Prohofsky                      /s/ Robert L. Senkler
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Secretary                                    President